JPMorgan Chase Financial Company LLC	May 2025

Pricing Supplement

Registration Statement Nos. 333-270004 and 333-270004-01

Dated May 14, 2025

Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in Currencies

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar
Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Contingent Income Securities do not guarantee the payment of interest or the repayment of principal. Instead, the securities offer the opportunity for investors to earn a contingent quarterly payment equal to 3.275% of the stated principal amount with respect to each determination date on which the spot rate of the Brazilian real (the “reference currency”) relative to the U.S. dollar (the “base currency”) is less than or equal to 115% of the starting spot rate, which we refer to as the downside threshold level. However, if, on any determination date, the spot rate is greater than the downside threshold level, you will not receive any contingent quarterly payment for the related quarterly period. If the ending spot rate is less than or equal to the downside threshold level, the payment at maturity due on the securities will be the stated principal amount and the contingent quarterly payment with respect to the final determination date. If, however, the ending spot rate is greater than the downside threshold level, you will be exposed negatively to the increase in the ending spot rate from the starting spot rate, based on the reference currency return (which will be negative), and will receive a cash payment at maturity that is less than 85% of the stated principal amount of the securities and could be zero. The spot rate decreases as the reference currency appreciates relative to the base currency and the spot rate increases as the reference currency depreciates relative to the base currency. The securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving few or no contingent quarterly payments and also the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero. Accordingly, investors could lose their entire initial investment in the securities. Investors will not participate in any appreciation of the reference currency relative to the base currency. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Securities, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities.

FINAL TERMS
Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Currency:	Brazilian real (BRL)
Base Currency:	U.S. dollar (USD)
Aggregate principal amount:	$2,000,000
Contingent quarterly payment:

•  If, on any determination date, the spot rate is less than or equal to the downside threshold level, we will pay a contingent quarterly payment of $32.75 (3.275% of the stated principal amount) per security on the related contingent payment date.

•  If, on any determination date, the spot rate is greater than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date. It is possible that the spot rate will be above the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments.

Determination dates*:	August 14, 2025, November 14, 2025, February 18, 2026 and May 14, 2026
Contingent payment dates*:	August 19, 2025, November 19, 2025, February 23, 2026 and the maturity date
Payment at maturity:	• If the ending spot rate is less than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the ending spot rate is greater than the downside threshold level:	(i) the stated principal amount plus (ii)(a) the stated principal amount times (b) the reference currency return. This cash payment will be less than 85% of the stated principal amount of the securities and could be zero.
Downside threshold level:	6.4515, which is equal to 115% of the starting spot rate
Starting spot rate:	5.6100, which was the spot rate on the pricing date
Ending spot rate:	The spot rate on the final determination date
Reference currency return:

starting spot rate – ending spot rate

starting spot rate

In no event, however, will the reference currency return be less than -100%.

Under this formula, the reference currency return increases as the reference currency appreciates relative to the base currency (and as the base currency depreciates relative to the reference currency). Conversely, the reference currency return decreases as the reference currency depreciates relative to the base currency (and as the base currency appreciates relative to the reference currency).

In addition, this formula has the effect of magnifying any depreciation of the reference currency relative to the base currency.

See “How Do Exchange Rates Work?”, “How Does the Reference Currency Return Formula Work?” and “Risk Factors — Risks Relating to the Securities Generally — The method of calculating the reference currency return will magnify any depreciation of the reference currency relative to the base currency” in this pricing supplement for more information.

Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	May 14, 2025
Original issue date (settlement date):	May 19, 2025
Maturity date*:	May 19, 2026
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$1,000.00	$17.50(2)	$977.50
		$5.00(3)
Total	$2,000,000.00	$45,000.00	$1,955,000.00
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of 17.50 per $1,000 stated principal amount security it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each $1,000 stated principal amount security.

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Reference Currency Relative to a Single Base Currency” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

The estimated value of the securities on the pricing date was $961.10 per $1,000 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Risk Factors” beginning on page 9 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement, prospectus and prospectus addendum each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. 2-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf

Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

JPMorgan Chase Financial Company LLC

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Principal at Risk Securities

Terms continued from previous page:
Currency business day:	A “currency business day,” with respect to the reference currency, means a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York, the principal financial center for the reference currency (which is São Paulo, Brazil) and (b) banking institutions in the City of New York and that principal financial center for are not otherwise authorized or required by law, regulation or executive order to close.
Spot rate:	The spot rate on any relevant day is expressed as a number of Brazilian reais per one U.S. dollar and is equal to the Brazilian real per one U.S dollar exchange rate as reported by Refinitiv Ltd. (“Refinitiv”) on page BRLPTAX=CBBR (or any successor page) at approximately 1:15 p.m., São Paulo time, on that day.
CUSIP / ISIN:	48135NWG7 / US48135NWG77
Listing:	The securities will not be listed on any securities exchange.

May 2025	Page 2

JPMorgan Chase Financial Company LLC

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Principal at Risk Securities

Investment Summary

The Contingent Income Securities due May 19, 2026 Based on the Performance of the Brazilian Real Relative to the U.S. Dollar, which we refer to as the securities, do not provide for the regular payment of interest. Instead, the securities provide an opportunity for investors to earn a contingent quarterly payment, which is an amount equal to $32.75 (3.275% of the stated principal amount) per security, with respect to each quarterly determination date on which the spot rate is less than or equal to 115% of the starting spot rate, which we refer to as the downside threshold level. The contingent quarterly payment, if any, will be payable quarterly on the contingent payment date immediately following the related determination date. However, if the spot rate is greater than the downside threshold level on any determination date, investors will receive no contingent quarterly payment for the related quarterly period. It is possible that the spot rate could be above the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments during the term of the securities. We refer to these payments as contingent, because there is no guarantee that you will receive a payment on any contingent payment date. Even if the spot rate was at or below the downside threshold level on some quarterly determination dates, the spot rate may fluctuate above the downside threshold level on others.

If the ending spot rate is less than or equal to the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date.  However, if the ending spot rate is greater than the downside threshold level, investors will be exposed to the decline in the ending spot rate from the starting spot rate, based on the reference currency return (which will be negative). Under these circumstances, the payment at maturity will be the sum of (i) the stated principal amount plus (ii) the product of (a) the stated principal amount times (b) the reference currency return, which will be less than 85% of the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of receiving few or no contingent quarterly payments over the term of the securities. In addition, investors will not participate in any appreciation of the reference currency relative to the base currency.

Supplemental Terms of the Securities

Any values of the reference currency relative to the base currency, and any values derived therefrom, included in this document may be corrected, in the event of manifest error or inconsistency, by amendment of this document and the corresponding terms of the securities.  Notwithstanding anything to the contrary in the indenture governing the securities, that amendment will become effective without consent of the holders of the securities or any other party.

May 2025	Page 3

JPMorgan Chase Financial Company LLC

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Principal at Risk Securities

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities offer investors an opportunity to earn a contingent quarterly payment equal to 3.275% of the stated principal amount with respect to each determination date on which the spot rate is less than or equal to 115% of the starting spot rate, which we refer to as the downside threshold level. The payment at maturity will vary depending on the ending spot rate, as follows:

Scenario 1

The ending spot rate is less than or equal to the downside threshold level.

▪    The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date.

▪    Investors will not participate in any appreciation of the reference currency relative to the base currency from the starting spot rate.

Scenario 2

The ending spot rate is greater than the downside threshold level.

▪    The payment due at maturity will be (i) the stated principal amount plus (ii)(a) the stated principal amount times (b) the reference currency return.

▪    Investors will lose a significant portion, and may lose all, of their principal in this scenario.

May 2025	Page 4

JPMorgan Chase Financial Company LLC

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Principal at Risk Securities

How Do Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

The spot rate is expressed as a number of units of Brazilian reais per one U.S. dollar.

•	As a result, a decrease in the spot rate from the starting spot rate to the spot rate on a determination date means that the Brazilian real has appreciated / strengthened relative to the U.S. dollar from the starting spot rate to the spot rate on that determination date. This means that one unit of the Brazilian real could purchase more U.S. dollars on that determination date than it could on the pricing date. Viewed another way, it would take fewer units of Brazilian reais to purchase one U.S. dollar on that determination date than it did on the pricing date.
o	For example, assuming the starting spot rate is 5.70 and the spot rate on a determination date is 5.13, the Brazilian real has appreciated / strengthened relative to the U.S. dollar from the pricing date to that determination date.
•	Conversely, an increase in the spot rate from the starting spot rate to the spot rate on a determination date means that the Brazilian real has depreciated / weakened relative to the U.S. dollar from the starting spot rate to the spot rate on that determination date. This means that it would take more units of Brazilian reias to purchase one U.S. dollar on that determination date than it did on the pricing date. Viewed another way, one unit of Brazilian reias could purchase fewer U.S. dollars on that determination date than it could on the pricing date.
o	For example, assuming the starting spot rate is 5.70 and the spot rate on a determination date is 7.98, the Brazilian real has depreciated / weakened relative to the U.S. dollar from the starting spot rate to the spot rate on that determination date. Under these circumstances, because the spot rate on that determination date is greater than the downside threshold level, no contingent quarterly payment will be payable with respect to that determination date. In addition, if that determination date is the final determination date, because the ending spot rate is greater than the downside threshold level, you would lose 40% of your principal amount at maturity based on the reference currency return of -40%.

May 2025	Page 5

JPMorgan Chase Financial Company LLC

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Principal at Risk Securities

How Does the Reference Currency Return Formula Work?

The reference currency return reflects the return of the Brazilian real relative to the U.S. dollar from the starting spot rate to the ending spot rate, calculated using the formula set forth above under “Summary Terms — Reference currency return.” While the reference currency return for purposes of the securities is determined using the formula set forth above under “Summary Terms — Reference currency return,” there are other reasonable ways to determine the return of the Brazilian real relative to the U.S. dollar that would provide different results. For example, another way to calculate the return of the Brazilian real relative to the U.S. dollar would be to calculate the return that would be achieved by converting U.S. dollars into Brazilian reais at the starting spot rate on the pricing date and then, on the final determination date, converting back into U.S. dollars at the ending spot rate. In this document, we refer to the return of the Brazilian real relative to the U.S. dollar calculated using that method, which is not used for purposes of the securities, as a “conversion return.”

As demonstrated by the examples below, under the reference currency return formula, any depreciation of the Brazilian real relative to the U.S. dollar will be magnified, as compared to a conversion return. In addition, the magnifying effect on any depreciation of the Brazilian real relative to the U.S. dollar increases as the reference currency return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar securities that reflected conversion returns.

The following examples assume a starting spot rate of 5.70 for the Brazilian real relative to the U.S. dollar.

•	Example 1: The Brazilian real weakens relative to the U.S. dollar from the starting spot rate of 5.70 to an ending spot rate of 7.98.

The reference currency return is equal to -40.00%, calculated as follows:

(5.70 – 7.98) / 5.70 = -40.00%

By contrast, if the return on the Brazilian real relative to the U.S. dollar were determined using a conversion return, the return would be -28.57%.

•	Example 2: The Brazilian real weakens relative to the U.S. dollar from the starting spot rate of 5.70 to an ending spot rate of 11.40.

The reference currency return is equal to -100.00%, calculated as follows:

(5.70 – 11.40) / 5.70 = -100.00%

By contrast, if the return on the Brazilian real relative to the U.S. dollar were determined using a conversion return, the return would be -50.00%%.

May 2025	Page 6

JPMorgan Chase Financial Company LLC

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Principal at Risk Securities

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the spot rate and (2) the ending spot rate.

Diagram #1: Determination Dates (Other Than the Final Determination Date)

Diagram #2: Payment at Maturity

For more information about the payment at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 8.

May 2025	Page 7

JPMorgan Chase Financial Company LLC

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Principal at Risk Securities

Hypothetical Examples

The below examples are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical starting spot rate:	5.70
Hypothetical downside threshold level:	6.555, which is 115% of the hypothetical starting spot rate
Hypothetical contingent quarterly payment:	$32.75 (3.275% of the stated principal amount) per security

The hypothetical starting spot rate of 5.70 has been chosen for illustrative purposes only and does not represent the actual starting spot rate.  The actual starting spot rate is the spot rate on the pricing date and is specified on the cover of this pricing supplement.  For historical data regarding the actual spot rates, please see the historical information set forth under “Brazilian Real Overview” in this pricing supplement.

	Example 1		Example 2		Example 3
Determination Dates	Hypothetical Spot Rate	Contingent Quarterly Payment	Hypothetical Spot Rate	Contingent Quarterly Payment	Hypothetical Spot Rate	Contingent Quarterly Payment
#1	6.270	$32.75	8.835	$0	8.835	$0
#2	8.835	$0	9.120	$0	8.550	$0
#3	4.275	$32.75	9.405	$0	9.120	$0
Final Determination Date	3.990	—*	9.120	$0	6.555	—*
Payment at Maturity	$1,032.75		$400.00		$1,032.75

*The final contingent quarterly payment, if any, will be paid at maturity.

Examples 1, 2 and 3 illustrate the payment at maturity per security based on the ending spot rate.

▪	In Example 1, as the spot rate on each of the first and third determination dates is less than the downside threshold level, you receive the contingent quarterly payment of $32.75 with respect to that determination date. As the ending spot rate is less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000 + $32.75 = $1,032.75

In this example, the total payments on the securities will amount to $1,098.25.

▪	In Example 2, the spot rate remains above the downside threshold level throughout the term of the securities. As a result, you do not receive any contingent quarterly payment during the term of the securities and, at maturity, you are fully exposed to the decline in the ending spot rate from the starting spot rate, based on the reference currency return. As the ending spot rate is greater than the downside threshold level, you receive a cash payment at maturity calculated as follows:

stated principal amount + (stated principal amount × reference currency return) = $1,000 + ($1,000 × -60%) = $400.00

In this example, the payment you receive at maturity is significantly less than the stated principal amount.

▪	In Example 3, the spot rate increases to an ending spot rate of 6.555. Although the ending spot rate is greater than the starting spot rate, because the ending spot rate is still not greater than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date. Your payment at maturity is calculated as follows:

$1,000 + $32.75 = $1,032.75

In this example, although the ending spot rate has increased from the starting spot rate for a reference currency return of -15%, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $1,032.75 per security at maturity.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

May 2025	Page 8

JPMorgan Chase Financial Company LLC

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to the Securities Generally

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the return of any of the principal amount at maturity. Instead, if the ending spot rate is greater than the downside threshold level, you will be exposed to the decline in the ending spot rate from the starting spot rate, based on the reference currency return, and you will receive for each security that you hold at maturity a cash payment equal to (i) the stated principal amount plus (ii)(a) the stated principal amount times (b) the reference currency return. In this case, your payment at maturity will be less than 85% of the stated principal amount and could be zero.
▪	You will not receive any contingent quarterly payment for any quarterly period if the spot rate on the relevant determination date is greater than the downside threshold level. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest. Instead, a contingent quarterly payment will be made with respect to a quarterly period only if the spot rate on the relevant determination date is less than or equal to the downside threshold level. If the spot rate is above the downside threshold level on any determination date, you will not receive a contingent quarterly payment for the relevant quarterly period. It is possible that the spot rate could be above the downside threshold level on most or all of the determination dates so that you will receive few or no contingent quarterly payments. If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on one of our conventional debt securities of comparable maturity.
▪	The contingent quarterly payment is based solely on the spot rate on the specified determination dates. Whether the contingent quarterly payment will be made with respect to a determination date will be based on the spot rate on that determination date. As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date. Moreover, because the contingent quarterly payment is based solely on the spot rate on a specific determination date, if that spot rate is greater than the downside threshold level, you will not receive any contingent quarterly payment with respect to that determination date, even if the spot rate was lower on other days during the term of the securities.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the securities. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the securities as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
▪	Investors will not participate in any appreciation of the reference currency relative to the base currency. Investors will not participate in any appreciation of the reference currency relative to the base currency from the starting spot rate, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the spot rate is less than or equal to the downside threshold level, if any.

May 2025	Page 9

JPMorgan Chase Financial Company LLC

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Principal at Risk Securities

▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities as prepaid forward contracts with associated contingent coupons, as described in “Additional Information about the Securities — Additional Provisions — Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could be materially affected. Although the U.S. federal income tax treatment of contingent quarterly payments (including any contingent quarterly payments paid at maturity) is uncertain, in determining our reporting responsibilities we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat any contingent quarterly payments as ordinary income. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Upon a sale or exchange of a security, you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the security, which should equal the amount you paid to acquire the security (assuming contingent quarterly payments are properly treated as ordinary income, as described above). Your gain or loss will generally be ordinary foreign currency income or loss under Section 988 of the Code (other than amounts attributable to contingent quarterly payments, which we intend to treat as described above). Foreign currency losses are potentially subject to certain reporting requirements. Under Section 988, holders of certain forward contracts, futures contracts or option contracts generally are entitled to make an election to treat foreign currency gain or loss as capital gain or loss. It is unlikely that an election is available under Section 988 to treat your gain or loss with respect to the securities as capital gain or loss. You should consult your tax adviser regarding the advisability, availability, mechanics and consequences of making a Section 988 election.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any contingent quarterly payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

May 2025	Page 10

JPMorgan Chase Financial Company LLC

Contingent Income Securities due May 19, 2026

Based on the Performance of the Brazilian Real Relative to the U.S. Dollar

Principal at Risk Securities

Risks Relating to Conflicts of Interest

▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent has determined the starting spot rate and the downside threshold level and will determine the ending spot rate and whether the spot rate on any determination date is less than or equal to the starting spot rate or is above the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or the selection of a successor currency to any reference currency upon the occurrence of a succession event relating to that reference currency, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could have adversely affected, and may continue to adversely affect, the value of the reference currency relative to the base currency. Any of these hedging or trading activities on or prior to the pricing date could have affected the starting spot rate and, as a result, the downside threshold level, which is the value at or below which the spot rate must be at on each determination date in order for you to earn a contingent quarterly payment or in order for you to avoid being exposed to the negative price performance of the reference currency at maturity. Additionally, these hedging or trading activities during the term of the securities could potentially affect the spot rate on the determination dates and, accordingly, whether investors will receive one or more contingent quarterly payments and the payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

▪	The estimated value of the securities is lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities exceeds the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any

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difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.

▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, the structuring fee, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Risks Relating to the Securities Generally — Secondary trading may be limited” above.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the value of the reference currency relative to the base currency, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the exchange rate and the volatility of the exchange rate of the reference currency relative to the base currency;
o	the time to maturity of the securities;
o	whether the spot rate has been, or is expected to be, greater than the downside threshold level on any determination date and whether the ending spot rate is expected to be greater than the downside threshold level;
o	interest and yield rates in the market generally;
o	suspension or disruption of market trading in the reference currencies and the U.S. dollar; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

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Principal at Risk Securities

Risks Relating to the Reference Currency

▪	The method of calculating the reference currency return will magnify any depreciation of the reference currency relative to the base currency. The reference currency return reflects the return of the Brazilian real relative to the U.S. dollar from the starting spot rate to the ending spot rate, calculated using the formula set forth above under “Summary Terms — Reference currency return.” While the reference currency return for purposes of the securities is determined using the formula set forth above under “Summary Terms — Reference currency return,” there are other reasonable ways to determine the return of the Brazilian real relative to the U.S. dollar that would provide different results. For example, another way to calculate the return of the Brazilian real relative to the U.S. dollar would be to calculate the return that would be achieved by converting U.S. dollars into Brazilian reals at the starting spot rate on the pricing date and then, on the final determination date, converting back into U.S. dollars at the ending spot rate. In this pricing supplement, we refer to the return of the Brazilian real relative to the U.S. dollar calculated using that method, which is not used for purposes of the securities, as a “conversion return.”

Under the reference currency return formula, any depreciation of the Brazilian real relative to the U.S. dollar will be magnified, as compared to a conversion return. The magnifying effect on any depreciation of the reference currency relative to the base currency increases as the reference currency return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar securities that reflected conversion returns. See “How Does the Reference Currency Return Formula Work?” in this document for more information.

▪	The securities might not pay as much as a direct investment in the reference currency. You may receive a lower payment at maturity than you would have received if you had invested directly in the reference currency or contracts related to the reference currency for which there is an active secondary market.
▪	The securities are subject to currency exchange risk. Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. The value of the Brazilian real or the U.S. dollar is at any moment a result of the supply and demand for that currency. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, and other relevant countries or regions.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in Brazil and the United States, and between each country or region and its major trading partners;
•	political, civil or military unrest in Brazil and the United States; and
•	the extent of governmental surplus or deficit in Brazil and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by Brazil and the United States, and those of other countries important to international trade and finance.

▪	The value of the reference currency relative to the base currency may be correlated to the demand for commodities. Brazil depends heavily on the export of commodities, and the value the Brazilian real has historically exhibited high correlation to the demand for certain commodities. As a result, a decrease in the demand for the relevant commodities may negatively affect the value of the Brazilian real and, therefore, the value of the securities.
▪	Governmental intervention could materially and adversely affect the value of the securities. Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of Brazil and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the securities is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.
▪	Because the reference currency is an emerging market currency, the value of the securities is subject to an increased risk of significant adverse fluctuations. The securities are linked to the performance of the Brazilian reais, which is an emerging markets currency, relative to the U.S. dollar. There is an increased risk of significant

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adverse fluctuations in the performances of the emerging markets currencies as they are currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies. As a result, emerging markets currencies may be subject to higher volatility than major currencies, especially in environments of risk aversion and deleveraging. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant countries, which may negatively affect the value of the securities. Global events, even if not directly applicable to Brazil or its currency or their respective currencies, may increase volatility, affect the spot rate or adversely affect the reference currency return and the value of your securities.

▪	Even though the reference currency and the base currency trade around-the-clock, the securities will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the securities, if any, will not conform to the hours during which the Brazilian real and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.
▪	Currency exchange risks can be expected to heighten in periods of financial turmoil. In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the governments of Brazil and the United States and the governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Brazilian real relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the securities and your return on your investment in the securities at maturity.
▪	Currency market disruptions may adversely affect your return. The calculation agent may, in its sole discretion, determine that the currency markets have been affected in a manner that prevents it from properly determining, among other things, the spot rate and the reference currency return. These events may include disruptions or suspensions of trading in the currency markets as a whole, and could be a Convertibility Event, a Deliverability Event, a Liquidity Event, a Taxation Event, a Discontinuity Event or a Price Source Disruption Event. See “The Underlyings — Currencies — Market Disruption Events for a Reference Currency Relative to a Base Currency” in the accompanying product supplement for further information on what constitutes a market disruption event.

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Brazilian Real Overview

The spot rate on any relevant day is expressed as a number of Brazilian reais per one U.S. dollar and is equal to the Brazilian real per one U.S dollar exchange rate as reported by Refinitiv Ltd. (“Refinitiv”) on page BRLPTAX=CBBR (or any successor page) at approximately 1:15 p.m., São Paulo time, on that day.

Information as of market close on May 14, 2025:

Reference Currency:	Brazilian real (BRL)	Base Currency:	U.S. dollar (USD)
Current Spot Rate:	5.6100	52 Week High (on 1/2/2025):	6.2086
52 Weeks Ago (on 5/14/2024):	5.1356	52 Week Low (on 5/21/2024):	5.1037

The table below sets forth the published high and low spot rates of, as well as end -of-quarter, spot rates from January 1, 2020 through May 14, 2025. The spot rate on May 14, 2025 was 5.6100. The spot rate decreases and the reference currency return increases when the Brazilian real appreciates in value against the U.S. dollar. The associated graph shows the spot rates for each day in the same period. We obtained the historical spot rates above and below from Refinitiv, without independent verification.

The spot rate has experienced significant fluctuations. The historical performance of the reference currency relative to the base currency should not be taken as an indication of future performance, and no assurance can be given as to the spot rate at any time, including on the determination dates.

Brazilian Real Relative to the U.S. Dollar	High	Low	Period End
2020
First Quarter	5.1987	4.0213	5.1987
Second Quarter	5.9372	4.8894	5.4760
Third Quarter	5.6528	5.1111	5.6407
Fourth Quarter	5.7803	5.0578	5.1967
2021
First Quarter	5.8397	5.1626	5.6973
Second Quarter	5.7064	4.9206	5.0022
Third Quarter	5.4394	5.0055	5.4394
Fourth Quarter	5.7372	5.3911	5.5805
2022
First Quarter	5.7042	4.7378	4.7378
Second Quarter	5.2380	4.6175	5.2380
Third Quarter	5.4750	5.0428	5.4066
Fourth Quarter	5.4655	5.0360	5.2177
2023
First Quarter	5.4459	4.9901	5.0804
Second Quarter	5.0959	4.7698	4.8192
Third Quarter	5.0475	4.7202	5.0076
Fourth Quarter	5.1918	4.8306	4.8413
2024
First Quarter	5.0352	4.8543	4.9962
Second Quarter	5.5589	5.008	5.5589
Third Quarter	5.7646	5.3967	5.4481
Fourth Quarter	6.1991	5.4305	6.1923
2025
First Quarter	6.2086	5.6628	5.7422
Second Quarter (through May 14, 2025)	6.0605	5.6067	5.6100

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The Brazilian Real Relative to the U.S. Dollar Historical Performance – Daily Spot Rates January 2, 2020 to May 14, 2025

*The dotted line in the graph indicates the downside threshold level, equal to 115% of the starting spot rate.

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Additional Information about the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Provisions
Record date:	The record date for each contingent payment date is the date one business day prior to that contingent payment date.
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled final determination date is not a currency business day or if a market disruption event occurs on that day so that the final determination date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following that final determination date as postponed.
Minimum ticketing size:	$1,000/1 security
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. For additional information, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities is lower than the original issue price of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the securities may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The estimated value of the securities is lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of one year and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The value of the securities as

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published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period.”
Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the securities for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any contingent quarterly payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the securities could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the notice described above.

Upon a sale or exchange of a security, you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the security, which should equal the amount you paid to acquire the security (assuming contingent quarterly payments are properly treated as ordinary income, as described above). Your gain or loss will generally be ordinary foreign currency income or loss under Section 988 of the Code (other than amounts attributable to contingent quarterly payments, which we intend to treat as described above). Foreign currency losses are potentially subject to certain reporting requirements. Under Section 988, holders of certain forward contracts, futures contracts or option contracts generally are entitled to make an election to treat foreign currency gain or loss as capital gain or loss. It is unlikely that an election is available under Section 988 to treat your gain or loss with respect to the securities as capital gain or loss. You should consult your tax adviser regarding the advisability, availability, mechanics and consequences of making a Section 988 election.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of contingent quarterly payments is uncertain, and although we believe it is reasonable to take a position that contingent quarterly payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any contingent quarterly payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

In the event of any withholding on the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Securities Work” and “Hypothetical Examples” in this document for an illustration of the risk-return profile of the securities and “Brazilian Real Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement

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Supplemental plan of distribution:

Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each security.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities and the guarantee:	In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the securities offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.
Where you can find more information:

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•  Product supplement no. 2-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf

•  Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

•  Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

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